                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-51089

                   PROSPECTUS SUPPLEMENT DATED JULY 24, 1998
                                       to
                          Prospectus Dated May 1, 1998

                                 965,530 SHARES

                              CISCO SYSTEMS, INC.

                                  COMMON STOCK


                This Prospectus Supplement supplements the Prospectus dated May 1, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 965,530 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Precept Software, Inc. ("Precept"), by and through the acquisition of all of the common and preferred stock and options to purchase common stock of Precept whereby Precept was merged with and into the Company with the Company as the surviving corporation. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

                Footnote (7) below (the "Footnote") sets forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnotes below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnote as Selling Shareholders:

                                                                                                      Number of
                                                                                                        Shares
                                                     Number of Shares           Percent of          Registered for
                                                       Beneficially             Outstanding              Sale
Name of Selling Shareholder                               Owned                   Shares              Hereby(1)
---------------------------                               -----                   ------              ---------
Kleiner Perkins Caufield & Byers VII(7)                  51,501                      *                 51,501

----------------
* less than one percent

(7) Subsequent to the date of this Prospectus Supplement, the shares held by Kleiner Perkins Caufield & Byers VII may be distributed to Continental Partners, LLC; Ralph F. Anderson, Trustee, the Edith M. Anderson Trust U/A dated 8/19/64; Robert W. Baird & Co., Inc., Trustee FBO John R. Anderson IRA; John R. Anderson Revocable Trust dated 9/21/77; Leeway & Co.; Alexander E. Barkas; James L. Barksdale; Andreas Bechtolsheim; Stephen M. Berkley; Susan Biglieri; Howard C. Birndorf; Brobeck Investment Co. IV, L.P.; John Doerr, Trustee Under Brook H. Byers Trust Agreement dated 7/25/86; Brook H. Byers; Kenneth G. Byers, Jr.; Thomas H. Byers; William
      V. Campbell; Stephen M. Case; Frank J. Caufield; Monsanto Company/Solutia Inc. Group Trust; Mellon Bank, N.A., Trustee Under Master Trust Agreement of Philadelphia Electric Co. and its Subsidiaries dated 7/5/90 for Employee Benefit Plans; James H. Clark; CPQ Holdings, Inc.; Kevin R. Compton; Scott D. Cook & Helen Signe Ostby 1993 Trust; Michael S. Curry;

      Michael Dell; Brook H. Byers, Trustee, John and Ann Doerr Irrevocable Children's Trust dated 5/26/94; L. John Doerr; Brook H. Byers, Trustee LJD Trust VII dated 5/26/94; Gothic Corporation; Endowment Venture Partners II, a Limited Partnership; Irwin B. Eskind; Richard J. Eskind; Robert M. Fell Living Trust dated 6/14/95; Finnigan Living Trust dated 12/7/90, Robert and Bette Finnigan Trustees; Thomas W. Ford; The Ford Foundation; GC&H Investments; Georgia Tech Foundation, Inc.; Gibraltar Trust; Mellon Bank, N.A., Trustee, First Plaza Group Trust as Directed by General Motors Investment Management Corp.; Harvard Master Trust; Phemus Corporation; Harvard-Yenching Institute; Cynthia T. Healy; William R. Hearst III; The William and Flora Hewlett Foundation; Hixson Family Trust dated 8/25/86; Horsley Bridge Fund III, L.P.; Master Trust Pursuant to Hewlett-Packard Co. Deferred Profit Sharing Plan and Supplemental Pension Plan; David Jackson Trust; William N. Joy; Bruce R. Katz; Neal Bhadkamkar, Trustee, The Vinod Khosla and Neeru Khosla 1992 Irrevocable Trust UTA dated 12/18/92; Vinod Khosla; E. Floyd Kvamme; Los Angeles County Employees Retirement Association; Joseph S. Lacob; Brook H. Byers, Trustee, Lacob Children's Trust dated 5/26/94; Bernard J. LaCroute; James P. Lally; David
      E. Liddle; Douglas J. MacKenzie; Robert R. Maxfield, Trustee FBO Robert R. Maxfield UA dated 12/14/87; The Northern Trust Co., as Co-Trustee U/W Walter B. Smith FBO Robert C. McCormack #01-57469; McKenna Family Partnership, California Limited Partnership dated 5/25/92; Andrew W. Mellon Foundation; Massachusetts Institute of Technology; Gordon E. and Betty I. Moore Trustees, The Gordon E. and Betty I. Moore Trust U/A dated 1/20/93; Timothy Mott, Trustee, Mott Family Trust dated 12/10/93; Paul Capital Partners III, L.P.; Pearl Investments, Inc.; G. Kirk Raab; Rensselaer Polytechnic Institute; The Rockefeller University; David Schnell; Sentry Insurance, a Mutual Co.; Russell L. Siegelman; St. Paul Fire and Marine Insurance Company; The Board of Trustees of the Leland Stanford Junior University; Swanson Family Fund, Ltd.; Shellwater & Co.; Regents of the University of Michigan; The Vanderbilt University; John P. Walker; Wisconsin Alumni Research Foundation; WS Investment Company 94A; Yale University.